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                                                                   Exhibit 10(m)

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of this 15th day of July, 1997 by and between EMCOR GROUP, INC., a Delaware Corporation (the "Company"), and THOMAS D. CUNNINGHAM ("Executive").

                                    RECITALS

In order to induce Executive to serve as Executive Vice President of the Company, the Company desires to provide Executive with compensation and other benefits under the conditions set forth in this Agreement.

Executive is willing to perform services for the Company and its subsidiaries, on the terms and conditions hereinafter set forth.

It is therefore hereby agreed by and between the parties as follows:

1.       Employment.

         1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Period of Employment (as hereinafter defined) as Executive Vice President of the Company with such duties of a senior executive nature as shall be assigned to him from time to time by the Chief Executive Officer of the Company (the "CEO"). Executive shall have the customary powers, responsibilities and authorities of similarly situated executive officers of similar corporations of the size, type and nature of the Company as it may exist from time to time, subject to the direction of the CEO.

         1.2 Subject to the terms and condition hereof, Executive hereby agrees to serve as Executive Vice President of the Company and shall devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of the services, duties and responsibilities in connection therewith. Except upon the prior written consent of the CEO, Executive will not during the Period of Employment (as hereinafter defined) (i) accept any other employment or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), whether or not it may be competitive with, or whether or not it might place him in a competing position to that of, the Company or any subsidiary thereof. Nothing in this Agreement shall preclude the Executive from (i) engaging, consistent with his duties and responsibilities hereunder, in charitable community affairs, (ii) managing his personal investments,
         (iii) continuing to serve on the boards of directors on which he presently serves (to the extent such service is not precluded by federal or state law or by

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         conflict of interest by reason of his position with the Company), or
         (iv) serving, subject to approval of the CEO, as a member of boards of directors of other companies, provided, that such activities do not interfere with the performance of Executive's duties hereunder.

2.       Period of Employment.

         Executive's employment under this Agreement shall commence on July 15, 1997 (the "Commencement Date") and shall continue through the earlier of December 31, 1997 or the date of termination hereunder (the "Period of Employment"); provided, however, that the Period of Employment shall automatically be extended for successive one-year periods commencing January 1, unless the Company or Executive, at least six months prior to the end of such period, provides written notice to the other party of intent not to extend the Period of Employment.

3.       Compensation.

 .        3.1 Salary. The Company shall pay Executive a base salary ("Base
         Salary") at the rate of $275,000 per annum for the Period of Employment. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Executive's rate of Base Salary shall be increased on the first day of each calendar year occurring during the Period of Employment by the amount specified by the Compensation and Personnel Committee of the Board of Directors of the Company (the "Committee").

         3.2 Bonus. In addition to his Base Salary, Executive shall be entitled, while he remains employed hereunder, in respect of each calendar year, to an annual bonus (the "Bonus") payable in cash and at such times as bonuses are customarily paid to senior executives of the Company. The amount of the Bonus shall be determined by the Committee in its sole discretion.

4.       Employee Benefits.

         4.1 Employee Benefit Plans and Programs. The Company shall provide the Executive during the Period of Employment with coverage under any employee benefit programs, plans and practices (commensurate with his position in the Company) in accordance with the terms thereof, which the Company currently makes available generally to its senior executive officers, or which the Company, with Committee approval, elects to make available generally to its senior executive officers hereafter, including, but not limited to (a) retirement, pension and profit-sharing; and (b) medical, dental, hospitalization, life insurance, short and long-term disability,

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         accidental death and dismemberment and travel accident coverage;
         provided that Executive shall pay such portion of the premiums therefor as is customarily paid by senior executives of the Company.


         4.2 Vacation, Fringe and Other Benefits. Executive shall be entitled to the number of vacation days customarily accorded senior executives of the Company. In addition, during the Period of Employment, the Company shall pay Executive $650 per month for leasing (plus maintenance and insurance) of an automobile and shall make the initial capital cost reduction payment with respect to the leasing of such automobile on Executive's behalf. The Company shall also reimburse Executive for (a) all initiation fees and monthly dues for membership in a club suitable for entertaining clients of the Company and (b) all legal expenses incurred by Executive in connection with the negotiation and drafting of this Agreement. The Company shall bear the cost of any increased tax liability of Executive caused by the provisions of this Section 4.2.

5.       Directors and Officers Liability.

         The Company shall keep in effect during and after the Period of Employment, a policy of directors' and officers' liability insurance ("Insurance Policy") for directors and officers of the Company at such reasonable amount of coverage as are agreed to by Executive and the Board from time to time and which Insurance Policy shall be on a claims made basis.

6.       Termination of Employment.

         6.1 Termination Not for Cause or For Good Reason. (a) The Company may terminate Executive's employment at any time, and Executive may terminate his employment at any time. If Executive's employment is terminated by the Company other than for Cause (as hereinafter defined), or Executive terminates his employment for Good Reason (as hereinafter defined), Executive shall be entitled to receive a lump sum cash payment (but not in substitution for compensation already earned) in an amount equal to the sum of:

                  (i) the greater of (A) Executive's Base Salary at the highest annual rate in effect during the Period of Employment, for the period from the date of termination through December 31, 1997 or (B) one times Executive's Base Salary at its then current annual rate; and

                  (ii) the greater of (A) Bonus payable by the Company pursuant to Section 3.2 times the number of full or partial calendar years remaining from the date of termination through December 31, 1997

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                  or (B) one times Executive's Bonus. For purposes of this
                  Section 6.1 (a), the amount of the Bonus shall be deemed to be the highest Bonus paid to Executive during the Period of Employment; and


                  (iii) In the event of termination of Executive's employment for Good Reason (within 60 days following the occurrence of such Good Reason) following a Change in Control (as hereinafter defined), the amounts payable pursuant to subsections 6.1 (a) (i) and (ii) shall be increased by 50%; provided, however, that this clause (iii) shall only apply in the case of a Change in Control.

                  In addition to the amount described in subsections 6.1 (a) (i)
                  - (iii), Executive shall be entitled to receive:

                  (iv) all unpaid amounts, as of the date of such termination, in respect of any Bonus, for any calendar year ending before such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid;

                  (v) until December 31 of the year in which Executive's employment terminates, Executive (and, to the extent applicable, Executive's dependents) shall continue to be covered, at the Company's expense, under the Company's medical, dental and hospitalization coverage plans, and until December 31 of the year in which Executive's employment terminates, Executive shall continue to be covered, at the Company's expense, under the Company's group life, short and long-term disability, accidental death and dismemberment and travel accident coverage plans described in Section 4.1 hereof or the Company will provide for equivalent coverage; and

                  (vi) all payments to which Executive has vested rights as of the expiration of the Period of Employment under employee benefit, disability, insurance and similar plans which provide for payments beyond the Period of Employment.

                  (b) If Executive's employment is terminated by the Company other than for Cause or Executive terminates his employment for Good Reason, the Company shall take all action necessary to cause the Executive to be fully vested as of the expiration of the Period of Employment in employee benefit plans of the Company (other than stock options) with respect to which the amount of any benefit payable thereunder is determined in whole or in part by years of

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                  service with the Company. In the event the terms of any such employee benefit plan do not permit such vesting, the Company shall pay to the Executive an amount equal to such unvested benefit.

                  (c) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

                  (i) Any material reduction by the Company of Executive's duties or responsibilities or any removal of Executive from his position, except in connection with the termination of Executive's employment (A) upon the termination of the Period of Employment on December 31, 1997, (B) upon the termination of a succeeding one-year Period of Employment (as provided for under Section 2 hereof), (C) for Cause, (D) as a result of Executive's Permanent Disability (as hereinafter defined) or death or (E) by Executive other than for Good Reason;

                  (ii) A reduction by the Company in Executive's Base Salary as in effect at the commencement of employment hereunder or as the same may be increased from time to time during the Period of Employment;

                  (iii) The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of the Company or any person acquiring substantially all of the Company's assets;

                  (iv) Failure by the Company to perform in any material respect its obligations under this Agreement, where such failure shall not have been remedied with 30 days after Executive shall have notified the Company in writing thereof;

                  (v) Any material reduction in Executive's compensation or benefits following a Change in Control or Executive's principal business location is changed to a location more than 30 miles from Executive's principal business location immediately prior to a Change in Control;

                  (vi) The Company shall cease to keep in effect the policy of directors' and officers' liability insurance for Executive described in Section 5; or

                  (vii) The termination of the Indemnity Agreement effective as of March 20, 1997 between the Executive and the Company.

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                  (d) If all or any portion of the payments or benefits provided under this Section 6.1, either alone or together with other payments and benefits which Executive receives or is then entitled to receive from the Company, would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), Executive shall be entitled to such additional payments as may be necessary to ensure that the net after tax benefit of all payments under this Section 6.1, including the payment provided for in this subsection 6.1 (d) shall be equal to the net after tax benefit of Executive as if no excise tax had been imposed under Section 4999 of the Code.

                  The foregoing calculations shall be made, at the Company's expense, by the Company and Executive. If no agreement on the calculations is reached, Executive and the Company shall agree to the selection of an accounting firm to make the calculations. If no agreement can be reached regarding the selection of an accounting firm, the Company shall select a nationally recognized accounting firm which has no current or recent business relationship with the Company. The determination of any such firm selected shall be conclusive and binding on all parties.

                  (e) For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger consolidation which would result in the voting securities of the

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                  Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all the Company's assets, (iv) there occurs any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (v) there occurs any other event designated as a Change in Control by the Board for purposes of this Agreement.

                  (f) All cash payments under this Section 6.1 shall be made by the Company within 30 calendar days following the event giving rise to such payments.

         6.2. Permanent Disability. If as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months (a "Permanent Disability") during his Period of Employment, the Company or Executive may terminate his employment on written notice thereof, the Period of Employment shall terminate on the giving of such notice, and the compensation to which Executive is entitled pursuant to
         Section 3.1 shall be paid through the last day of the month in which the notice is given. In addition, Executive shall be entitled to receive:

                  (a) all unpaid amounts, as of the date of such termination, in respect of any Bonus, for any calendar year ending before, and the calendar year in which, such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid, provided, however, that any amount described in this subsection (a) in respect of the calendar year in which Executive's employment terminates shall be determined with respect to the period commencing January 1 of such year and expiring on the day on which the Period of Employment terminates except if Executive's employment terminates in 1997 such amount shall be determined with respect to the period commencing July 15, 1997 and expiring on the date on which the Period of Employment terminates;

                  (b) until December 31 of the year in which Executive's employment terminates, Executive (and, to the extent applicable, Executive's

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                  dependents shall continue to be covered under Company's
                  medical, dental, hospitalization, group life, short and long-term disability, accidental death and dismemberment and travel accident coverage plans described in Section 4.1 or the Company will provide for equivalent coverage; provided that if Executive is provided with comparable coverage by a successor employer any such coverage by the Company shall cease; and

                  (c) all amounts payable under the Company's disability plans.

         6.3 Death. In the event of Executive's death while employed hereunder, the Period of Employment shall thereupon automatically terminate and the Executive's estate or designated beneficiaries shall receive (i) payments of Base Salary for a period of three months after the date of death; (ii) all unpaid amounts, as of the date of such termination, in respect of any Bonus, for any calendar year ending before, and the calendar year in which, such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid, provided, however, that any amount described in this Section 6.3 in respect of the calendar year in which Executive's employment terminates shall be determined with respect to the period commencing January 1 of such year and expiring on the day on which the Period of Employment terminates except if Executive's employment terminates in 1997 such amount shall be determined with respect to the period commencing July 15, 1997 and expiring on the date on which the Period of Employment terminates; and (iii) any death benefits provided under the employee benefit programs, in accordance with their terms.

         6.4 Voluntary Resignation; Discharge for Cause. If Executive resigns voluntarily, other than for Good Reason or Permanent Disability, or the Company terminates the employment of Executive at any time for Cause, the Company's obligations under this Agreement to make any further payments to Executive shall thereupon, to the extent permitted by law, cease and terminate except with respect to all unpaid amounts, as of the date of such termination, in respect of any Bonus for any calendar year ending before such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid. In addition, Executive shall remain entitled to all vested amounts and benefits under the Company's employee benefit programs, plans and practices, including, without limitation, the benefits referred to in subsection 6.1(b) hereof. The term "Cause" shall be limited to (a) action by Executive involving willful malfeasance in connection with his employment which results in material harm to the Company, (b) material and continuing breach by Executive of the terms of this Agreement which breach is not cured within 30 days after Executive

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         receives written notice from the Company of any such breach or (c)
         Executive being convicted of a felony. Termination of Executive for Cause pursuant to this Section 6.4 shall be communicated by a Notice of Termination given within six months after the Board of Directors of the Company (the "Board") both (i) had knowledge of conduct or an event allegedly constituting Cause and (ii) had reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement a "Notice of Termination" shall mean delivery to Executive of a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for the purpose (after not less than 10 days' notice to Executive ("Preliminary Notice") and reasonable opportunity for Executive, together with the Executive's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth in the third sentence of this Section 6.4 and specifying the particulars thereof in detail. The Board shall no later than 30 days after the receipt of the Preliminary Notice by Executive communicate its findings to Executive. A failure by the Board to make its finding of Cause or to communicate its conclusions within such 30-day period shall be deemed to be a finding that Executive was not guilty of the conduct described in the third sentence of this Section 6.4

         6.5      Termination Obligations.

         (a) Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, and equipment furnished to or prepared by Executive in the course of or incident to his employment, belong to the Company and shall be promptly returned to the Company upon termination of the Period of Employment.

         (b) Upon termination of the Period of Employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any subsidiary or affiliate thereof.

7.       Confidential Information.

         During and after the Period of Employment, Executive shall not disclose to any person (other than an employee or agent of the Company or any affiliate of the Company entitled to receive the same) any confidential information relating to the business of the Company and obtained by him while providing services to the Company, without the consent of the Board, or until such information ceases to be confidential.

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8.       Non-Competition.

         In the event Executive's employment is terminated by the Company for Cause or Executive terminates his employment with the Company without Good Reason, Executive shall not, for a period ending on December 31 of the year in which Executive's employment terminates, accept any other employment or engage, directly or indirectly, in any other business activity which is competitive with that of the Company or any subsidiary thereof.

9.       Expenses.

         Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures.

10.      No Obligation to Mitigate Damages.


         Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking (and no payment otherwise required hereunder shall be reduced on account of) other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which the Company may have against Executive.

11.      Notices.

         All notices or communications hereunder shall be in writing, addressed as follows:

         to Executive:
         Thomas D. Cunningham
         101 Merritt Seven, 7th Floor
         Norwalk, CT 06851

         to Company:
         Frank T. MacInnis
         Chairman, President and Chief Executive Officer
         EMCOR Group, Inc.
         101 Merritt Seven, 7th Floor
         Norwalk, CT 06851

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         with a copy to:

         Sheldon I. Cammaker, Esq.
         EMCOR Group, Inc.
         101 Merritt Seven
         7th Floor
         Norwalk, CT 06851

         Any such notice or communication shall be delivered by hand or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of delivery or mailing shall determine the time at which notice was given.

12.      Agreement to Perform Necessary Acts.

         Each party agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

13.      Separability;  Legal Actions;  Legal Fees.

         If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by Executive and the Company, including any dispute as to the calculation of Executive's benefits or any payments hereunder, shall be submitted to arbitration in New York, New York in accordance with the laws of the State of New York and the procedures of the American Arbitration Association, except that if Executive institutes an action relating to this Agreement, Executive may, at Executive's option, bring that action in any court of competent jurisdiction. All expenses, including legal expenses incurred by Executive, relating to any arbitration shall be paid by the Company. Judgment may be entered on an arbitrator(s)' award in any court having jurisdiction.

14.      Assignment.

         This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by

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         will or by operation of the laws of intestate succession) or by the
         Company (any such purported assignment by either shall be null and void), except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company.

15.      Amendment; Waiver.

         The Agreement may be amended at any time, but only by mutual written agreement of the parties hereto. Any party may waive compliance by the other party with any provision hereof, but only by an instrument in writing executed by the party granting such waiver.

16.      Entire Agreement.

         The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

17.      Death or Incompetence.

         In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed,

         where appropriate, to refer to his estate or other legal representative.

18.      Survivorship.

         The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

19.      Governing Law.

         This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

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20.      Withholding.

         The Company shall be entitled to withhold from payment the amount of any taxes required to be withheld by law.

21.      Counterparts.

         This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                                    EMCOR GROUP, INC.

                                    By: /s/ Frank T. MacInnis
                                        ---------------------

                                    EXECUTIVE

                                    /s/ Thomas D. Cunningham
                                    ------------------------
                                        Thomas D. Cunningham